                                                                       EXHIBIT G

                                  ADDENDUM TO
                      SUB-ADVISORY AGREEMENT (LNIMC/MPT)

  This is an Addendum effective April 30, 1988, to that certain Sub-Advisory Agreement ("Agreement") effective August 21, 1985 (copy attached) between Lincoln National Investment Management Company ("LNIMC"), an Indiana Corporation, and Modern Portfolio Theory Associates, Inc. ("MPT"), a Delaware Corporation.

     A. Lincoln National Social Awareness Fund, Inc. ("LNSA"), a Maryland Corporation, is hereby added as a Client under the Agreement, effective April 30, 1988.

     B. For purposes of LNSA, the date of "execution" of the Agreement, as set out in paragraph 4 thereof, shall be deemed to be April 30, 1988.

     C. The Agreement shall apply to LNSA consistent with paragraphs (A) and (B) above.

LINCOLN NATIONAL INVESTMENT            MODERN PORTFOLIO THEORY
MANAGEMENT COMPANY                     ASSOCIATES, INC.

By:                                    By:


____________________________           ____________________________

Attest:                                Attest:


____________________________           ____________________________


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

                                                             EXHIBIT G (cont'd.)

                            SUB-ADVISORY AGREEMENT

  This Agreement is between Lincoln National Investment Management Company ("LNIMC"), an Indiana corporation, and Modern Portfolio Theory Associates, Inc. ("MPT"), a Delaware corporation. This Agreement is effective as of August 21, 1985.

  In consideration of the mutual promises set forth below, the parties agree as follows:

     1. MPT shall furnish to LNIMC such services as LNIMC may request in connection with LNIMC's performance of its obligations under its contracts with its clients which are registered investment companies (Clients). LNIMC will continue to have responsibility for all services under its contracts with its Clients.

     2. LNIMC shall reimburse MPT for costs and expenses incurred by MPT, determined in a manner acceptable to LNIMC, in furnishing the services described in paragraph 1 above.

     3. This Agreement may be terminated by either party at any time upon not less than thirty (30) days prior written notice to the other party. This Agreement will terminate automatically in the event of its assignment. No termination of this Agreement will affect the terms of contracts between LNIMC and any Client. In the event of the assignment or termination of LNIMC's advisory contracts with a particular Client, this Agreement will terminate automatically as to that Client.

     4. This Agreement shall continue in effect as to a particular Client for a period of more than two years from its execution only so long as such continuance is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940 applicable to continuation of advisory contracts.

LINCOLN NATIONAL INVESTMENT            MODERN PORTFOLIO THEORY
MANAGEMENT COMPANY                     ASSOCIATES, INC.

By:                                    By:


___________________________            ___________________________

Attest:                                Attest:


___________________________            ___________________________


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